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                                                                             EXHIBIT 11

                       REPUBLIC NEW YORK CORPORATION
                 COMPUTATION OF EARNINGS PER COMMON SHARE
                                 UNAUDITED
                   (In thousands except per share data)

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                                                                     Three Months Ended
                                                                          March 31,
                                                                   ----------------------
                                                                      1998         1997
                                                                   ---------    ---------
Basic earnings:
        Net income                                                 $ 117,474    $ 110,244
        Less preferred stock dividends                                (6,602)      (6,438)
        Less dividends on restricted stock plan shares                  (865)        (735)
                                                                   ---------    ---------
        Net income applicable to common stock- basic               $ 110,007    $ 103,071
                                                                   =========    =========

Average common shares outstanding - excluding restricted
        stock plan shares                                             52,450       53,098
                                                                   =========    =========

Basic earnings per common share                                    $    2.10    $    1.94
                                                                   =========    =========


Diluted earnings:
        Net income applicable to common stock - basic              $ 110,007    $ 103,071
        Dividend adjustment on restricted stock plan
            shares to reflect shares assumed issued                      413          351
                                                                   ---------    ---------
        Net income applicable to common stock - diluted            $ 110,420    $ 103,422
                                                                   =========    =========

Shares:
        Average common shares outstanding - excluding restricted
             stock plan shares                                        52,450       53,098
        Net shares assumed issued under restricted stock plan            874          897
        Shares assumed issued on exercise of stock options                44           55
                                                                   ---------    ---------

Average common shares outstanding                                     53,368       54,050
                                                                   =========    =========

Diluted earnings per common share                                  $    2.07    $    1.91
                                                                   =========    =========
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